Exhibit 15.1
June 17, 2025
To the Board of Directors and Stockholders of
Freeport-McMoRan Inc.

We are aware of the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2025 Stock Incentive Plan of Freeport-McMoRan Inc. of our report dated May 8, 2025 relating to the unaudited consolidated interim financial statements of Freeport-McMoRan Inc. that are included in its Form 10-Q for the quarter ended March 31, 2025.
/s/ Ernst & Young LLP
Phoenix, Arizona